Exhibit 6

EXECUTION COPY

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 28, 2010 (the “Agreement”), by and between IRA S. NORDLICHT and HELEN S. SCOTT, each a United States citizen (collectively, “Seller Parties”), on the one hand, and EXPEDIA ASIA PACIFIC – ALPHA LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (“Buyer”), on the other hand.

WHEREAS, this Agreement sets forth the terms and conditions upon which Seller Parties will sell to Buyer, and Buyer will purchase from Seller Parties, 10,000 American Depository Shares of eLong, Inc. (the “Company”), each representing two ordinary shares, par value $0.01 per share (the “Shares”) of the Company, for an aggregate of 20,000 Shares.

In consideration of and reliance upon the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Purchase and Sale of Shares.

Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, each of the Seller Parties hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller Parties an aggregate of 20,000 Shares (the “Sale Shares”), for a purchase price equal to $7.00 per Share (the “Purchase Price”) (subject to adjustment as provided in Section 2), free and clear of all liens, claims, options, proxies, voting agreements, charges and encumbrances of whatever nature (collectively, “Liens”), payable against delivery of the Shares simultaneously with the execution of this Agreement by wire transfer in immediately available funds to the account specified by Seller Parties on Schedule 1 to this Agreement, the receipt of which is hereby acknowledged by Seller Parties.

2. Additional Purchase Price.

(a) If, (A) on or prior to the date that is 18 months after the date hereof, Buyer or any affiliate thereof (other than the Company and its subsidiaries) consummates a Significant Transaction (as defined below), or (B) on or prior to the date that is 3 months after the date hereof, Buyer or any affiliate thereof (other than the Company and its subsidiaries) consummates a Negotiated Purchase Transaction (as defined below) (a Significant Transaction or a Negotiated Purchase Transaction are each also referred to as a “Subsequent Transaction”), in the case of clauses (A) and (B) pursuant to which Buyer pays in excess of $7.00 per Share in Consideration in such Subsequent Transaction, Buyer will pay to Seller Parties by a wire transfer of immediately available funds within three business days following the consummation of the Subsequent Transaction, the Additional Purchase Price, to a bank account previously designated to Buyer by Seller Parties (or if no such account is designated, to the account specified on Schedule 1 to this Agreement); provided, however, that Buyer shall be entitled to set-off against any obligation to pay the Additional Purchase Price any amounts due to Buyer Indemnified Parties (as defined below) with respect to the indemnification provisions in Section 7 hereof.

(b) For purposes of this Agreement:

(i) an “affiliate” of a person shall mean any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such person; provided, however, that in no event shall Liberty Media Corporation or any of its subsidiaries be deemed to be an affiliate of Buyer;

(ii) “Consideration” means, (1) in the case of cash, the amount thereof, or (2) in the case of stock or other property, the fair market value thereof as reasonably determined by Buyer.

(iii) a “Significant Transaction” means a merger, scheme of arrangement or tender offer which results in (i) any person or group of related persons acquiring beneficial ownership of in excess of 90% of the capital stock of the Company, and (ii) the delisting of the Company from the NASDAQ;

(iv) a “Negotiated Purchase Transaction” means a privately negotiated acquisition (other than a Significant Transaction) of Shares by Buyer or any of its affiliates (other than the Company and its subsidiaries) in a single transaction where the number of Shares acquired is greater than 1.0% of the total number of Shares outstanding at such time, but which, for the avoidance of doubt, does not include any purchases effected by “brokers’ transactions” (within the meaning of Section 4(4) of the Securities Act of 1933);

(v) the “Additional Purchase Price” means (if any):

(1) in respect of a Significant Transaction, (a) if the Significant Transaction (if any) is completed on or before the six month anniversary of the date hereof and the Consideration per Share paid in such transaction is in excess of $7.00, the product of (i) the number of Sale Shares, multiplied by (ii) the amount by which the Consideration per Share in the Significant Transaction exceeds $7.00; (b) if the Significant Transaction (if any) is completed after six months after the date hereof but on or before the 12 month anniversary of the date hereof and the Consideration per Share paid in such transaction is in excess of $7.00, the product of (x) 0.85, multiplied by (y) the product of (i) the number of Sale Shares, multiplied by (ii) the amount by which the Consideration per Share in the Significant Transaction exceeds $7.00; and (c) if the Significant Transaction (if any) is completed after twelve months after the date hereof but on or before the 18 month anniversary of the date hereof and the Consideration per Share paid in such transaction is in excess of $7.00, the product of (x) 0.50, multiplied by (y) the product of (i) the number of Sale Shares, multiplied by (ii) the amount by which the Consideration per Share in the Significant Transaction exceeds $7.00; provided, however, that, for the avoidance of doubt, (A) there can be no more than one Significant Transaction and (B) the Consideration per Share in the Significant Transaction for purposes of this definition shall be the Consideration per Share paid in the merger, scheme of arrangement or tender offer, as applicable, but shall not include any purchases made by the acquiror in the Significant Transaction (including Buyer or any of its affiliates or any third party), whether in open-market transactions or privately negotiated transactions, prior to or outside of such merger, scheme of arrangement or tender offer; and

(2) in respect of a Negotiated Purchase Transaction that is completed on or before the 3 month anniversary of the date hereof and where the cash consideration per Share paid in such transaction is in excess of $7.00, the product of (i) the number of Sale Shares, multiplied by (ii) the amount by which the cash consideration per Share in the Negotiated Purchase Transaction exceeds $7.00; and

(vi) “$” means United States Dollars.

3. Deliveries; Payment; Closing. Simultaneously with the execution of this Agreement, Seller Parties shall deliver to Buyer a signed instrument of transfer in the form attached as Schedule 2 to this Agreement accompanied by (if applicable) a Share certificate or certificates (endorsed to Buyer), representing the number of Sale Shares, together with any documents (including without limitation broker’s transfer instructions) that, in the reasonable judgment of Buyer, are necessary to transfer and convey to, and vest in, Buyer good and valid title to the Sale Shares. The closing of the purchase and sale of the Sale Shares shall take place on the date hereof (the “Closing”) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

4. Representations and Warranties of the Seller Parties. Each of the Seller Parties, jointly and severally, represents and warrants to Buyer as follows:

(a) Each of the Seller Parties has the necessary legal capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby;

(b) This Agreement, assuming due authorization, execution and delivery by and on behalf of Buyer, constitutes a legal, valid and binding obligation of each Seller Party, enforceable in accordance with its terms;

(c) As of the date hereof Seller Parties are the joint owners, beneficially and of record, of the Sale Shares, free and clear of any Liens and will transfer at Closing to Buyer good and valid title to the Sale Shares free and clear of any Liens;

(d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) result in the imposition of any Liens under, cause or permit the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, any note, indenture, security agreement, lease, guaranty, joint venture agreement, or other contract, agreement or instrument to which any Seller Party is a party or by which any Seller Party or any of the Sale Shares is bound, or (ii) result in a breach or violation by any Seller Party of any law, rule or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency;

(e) There exists no restriction upon the sale and delivery to Buyer of the Sale Shares by any Seller Party, nor is any Seller Party required to obtain the approval of any person or entity or any court, governmental authority or regulatory agency to effect the sale of such Shares in accordance with the terms hereof; and

(f) There are no claims for brokerage commissions or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated hereby.

(g) The Seller Parties have (i) timely paid all Taxes required to be paid by any of them (including all Taxes required to be paid with respect to the acquisition, ownership or disposition of the Sale Shares), and (ii) timely filed with the relevant governmental authority all Tax Returns required to be filed by any of them, and all such Tax Returns were true, correct and complete. The term “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment social security, excise, severance, stamp, occupation, premium, property, disability, capital stock, capital gains or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. The term “Tax Return” means any return, report, declaration, form, documentation, filing, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

5. Representations and Warranties of Buyer. The Buyer represents and warrants to Seller as follows:

(a) Buyer has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by and on behalf of each Seller Party, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms; and

(c) There are no claims for brokerage commissions or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated hereby.

6. Taxes. The Seller Parties shall make full and timely payment of any Taxes owed by the Seller Parties in connection with the execution and performance this Agreement and the sale of the Sale Shares contemplated herein.

7. Indemnification.

(a) Each Seller Party, jointly and severally, shall be liable to and shall indemnify, defend and hold Buyer and its affiliates (including the Company and its subsidiaries) and their respective successors and permitted assigns (each, a “Buyer Indemnified Party”)

harmless from and against any and all claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses (each, a “Claim” and collectively, the “Claims”) which may be made or brought against a Buyer Indemnified Party or which it may suffer or incur as a result of, arising out of or relating to:

(i)	(x) any violation, contravention or breach of any covenant, agreement or obligation of any Seller Party under or pursuant to this Agreement or (y) any inaccuracy or breach of, any representation or warranty made by any Seller Party in this Agreement; or

(ii)	any Taxes imposed on the Seller Parties, any Taxes imposed on or with respect to the Sale Shares with respect to any taxable period (or portion thereof) that ends on or prior to the date on which the Closing occurs, any Taxes for which the Seller Parties are responsible pursuant to Section 6 hereof, and any Taxes required to be withheld by Buyer and/or its affiliates (including the Company and its subsidiaries) from the Purchase Price or the Additional Purchase Price.

(b) Upon obtaining knowledge thereof, any Buyer Indemnified Party (the “Indemnitee”) shall promptly notify either or both of the Seller Parties (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a Claim under Section 7(a) hereof (a “Notice of Claim”). A Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such Claim giving rise to a right of indemnification. The omission to so notify the Indemnitor shall not relieve the Indemnitor from any duty to indemnify, defend and hold harmless which otherwise might exist with respect to such Claim unless (and only to the extent that) the omission to notify prejudices the ability of the Indemnitor to exercise its right to defend provided in Section 7(d) hereof and results in a direct loss being incurred by the Indemnitor. The Indemnitor shall deliver or cause to be delivered to the Indemnitee copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim and timely notices of any hearing or other court proceeding relating to such Claim.

(c) If any Buyer Indemnified Party shall have a claim that either or both of the Seller Parties is liable for any Claims, the Buyer Indemnified Party seeking indemnification shall provide notice, within 90 days of its discovery of the Claim, of the nature and extent thereof, and the Seller Parties shall repay such Claim within 30 days thereafter or shall inform the Buyer Indemnified Party seeking indemnification that it is denying in good faith all or a portion of such Claim.

(d) With respect to any Claim set forth in a Notice of Claim relating to a third party Claim, the Indemnitor may elect to defend, at its own expense, any such Claim; provided, however, the Indemnitor shall not settle or compromise any claim, suit or action against the Indemnitee without the written consent of the Indemnitee, and the Indemnitee, at the expense of the Indemnitor, shall have the right to participate in the defense of any such third party Claim. The Indemnitee shall make available to the Indemnitor and its representatives all records and other materials reasonably required by them for use in contesting any third party Claim and shall cooperate reasonably with the Indemnitor and its representatives in the defense of all such Claims. If the Indemnitor does not so elect to defend any such third party Claim, the Indemnitee may so elect, but shall have no obligation to do so. It is agreed and understood that Indemnitor shall have the right to be informed of and consulted with in respect of any communications of Indemnitee with governmental taxing authorities forming the basis of any Claim.

8. Miscellaneous.

(a) Except as otherwise set forth in Section 7 hereof, all fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses.

(b) Without limiting the other terms of this Agreement, after the Closing, Seller Parties shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer that may be required to convey and deliver the Sale Shares to Buyer and to perfect Buyer’s title thereto and to accomplish the transactions contemplated by this Agreement.

(c) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but may only be amended by an instrument in writing signed by each of the parties hereto.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their directors, officers, trustees, executors, heirs, legal representatives, successors and assigns. No Seller Party hereto may assign its obligations hereunder. Buyer may at its option assign this Agreement, including without limitation its indemnification rights hereunder, to any of its affiliates (including the Company and its subsidiaries). Except for the rights to indemnification by the Buyer Indemnified Parties pursuant to Section 7 hereof, nothing contained in this Agreement shall be deemed to give rise to any right in a person not a party hereto (other than any assignee of Buyer) or in a Seller Party or Buyer on behalf of any such person to seek enforcement of, or damages arising out of any alleged default with respect to, any provisions of this Agreement.

(e) All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the delivery of the Sale Shares.

(f) This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

(h) All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) one business day after such notice shall have been deposited with a nationally-recognized overnight courier service, or (ii) when delivered by hand or transmitted by facsimile transmission, to the party entitled to receive the same at the address or facsimile number indicated below or at such other address or facsimile number as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i)	if to any Seller Party, addressed to:

Ira S. Nordlicht & Helen S. Scott

c/o Nordlicht & Hand

800 Westchester Avenue

Rye Brook, NY 10573

Telecopy No: (914) 468-7608

with a copy to:

Brian M. Hand

Nordlicht & Hand

800 Westchester Avenue

Rye Brook, NY 10573

Telecopy No: (914) 468-7608

(ii)	if to Buyer, addressed to:

Expedia Asia Pacific – Alpha Limited

c/o Expedia, Inc.

333 108th Avenue, N.E.

Bellevue, Washington 98004

Attn.: Burke F. Norton

Telecopy No.: (425) 679-7251

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn.: Ante Vucic, Esq. and Joey Shabot, Esq.

Telecopy No: (212) 403-2000

(i) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(j) Each of Buyer and each Seller Party hereby irrevocably consents and agrees that any legal action or proceeding against it or any of its assets with respect to any of the obligations arising under or relating to this Agreement shall be brought by Buyer or by any Seller Party in any state or federal court sitting in the State of Delaware (each, a “Delaware Court”), and by execution and delivery of this Agreement, Buyer and each Seller Party hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, the jurisdiction of the aforesaid courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with this Agreement, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

IRA S. NORDLICHT

/s/ Ira S. Nordlicht

HELEN S. SCOTT

/s/ Helen S. Scott

EXPEDIA ASIA PACIFIC – ALPHA LIMITED

By:	/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Director